Exhibit (p)

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

SUBSCRIPTION AGREEMENT
FOR SEED CAPITAL

This Subscription Agreement for Seed Capital (the “Agreement”) is made as of the 29th day of September, 2025 between CAIS Advisors LLC (“Investor”), and CAIS Sports, Media and Entertainment Fund (the “Fund”), a Delaware statutory trust.

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund wishes to sell to Investor, and Investor wishes to purchase from the Fund, 3,333 Class I shares of beneficial interest of the Fund, at a purchase price of $10.00 per share, 3,333 Class S shares of beneficial interest of the Fund, at a purchase price of $10.00 per share, and 3,334 Class D shares of beneficial interest of the Fund, at a purchase price of $10.00 per share (collectively, the “Shares”); and

WHEREAS, Investor is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by Section 14(a)(1) of the 1940 Act in order for the Fund to conduct a public offering of its shares.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Simultaneously with the execution of this Agreement, Investor shall tender to the Fund the amount of $100,000 in full payment for the Shares, receipt of which is hereby acknowledged by the Fund;

2.	Investor hereby agrees not to sell, hypothecate or otherwise dispose of any of the Shares unless the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or, in the opinion of counsel for the Fund, valid exemptions from the registration requirements of the Securities Act and those state laws are available;

3.	Investor represents and warrants that it is purchasing the Shares for investment purposes and has no present intention of redeeming or reselling the Shares;

4.	Investor represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

5.	This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto; and

6.	This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

CAIS ADVISORS LLC

By:	/s/ Terrence McCarthy
Name:	Terrence McCarthy
Title:	Chief Financial Officer

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

By:	/s/ Terrence McCarthy
Name:	Terrence McCarthy
Title:	Chief Financial Officer